UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2024

CENTURY COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36491	68-0521411
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8390 East Crescent Parkway, Suite 650 Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

(303) 770-8300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CCS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 1, 2024, Century Communities, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto, U.S. Bank National Association, as Administrative Agent, U.S. Bank National Association, BofA Securities, Inc., JPMorgan Chase Bank, N.A., Fifth Third Bank, National Association and PNC National Association, as Joint Lead Arrangers, Bank of America, N.A., JPMorgan Chase Bank, N.A. and BMO Bank N.A., as Co-Syndication Agents, Fifth Third Bank, National Association, PNC Bank, National Association and Zions Bancorporation, N.A. dba Vectra Bank Colorado, as Co-Documentation Agents, and U.S. Bank National Association, as Sole Book Runner. The Credit Agreement supersedes and replaces the Second Amended and Restated Credit Agreement, dated as of May 21, 2021, by and among the Company, the lenders party thereto, Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and Texas Capital Bank, National Association, BBVA USA, BofA Securities, Inc., Fifth Third Bank, National Association and U.S. Bank National Association, as Joint Lead Arrangers and Joint Book Runners, and Wells Fargo Bank, N.A., as Syndication Agent, as modified and supplemented subsequent to the date thereof (the “Prior Credit Agreement”), which provided for a senior unsecured revolving credit facility of up to $800 million.

The Credit Agreement provides the Company with a senior unsecured revolving credit facility (the “Credit Facility”) of up to $900 million. The Credit Facility includes a $250 million sublimit for letters of credit. Subject to the terms and conditions of the Credit Agreement, the Company is entitled to request an increase in the size of the Credit Facility by an amount not exceeding $400 million. If the existing lenders elect not to provide the full amount of a requested increase, the Company may invite one or more other lender(s) to become a party to the Credit Agreement, subject to the approval of the Administrative Agent and each letter of credit issuer. The obligations under the Credit Agreement are guaranteed by certain of the Company’s subsidiaries. Funds are available under the Credit Facility for the construction of homes, for the acquisition and development of land, land under development and lots for the eventual construction of homes thereon, and for working capital in the ordinary course of business. As of September 30, 2024, $414 million was outstanding under the Prior Credit Agreement.

Unless terminated earlier, the Credit Facility will mature on November 1, 2028, and the principal amount thereunder, together with all accrued unpaid interest and other amounts owing thereunder, if any, will be payable in full on such date. Subject to the terms and conditions of the Credit Agreement, the Company may request once per year a one-year extension of the maturity date and up to three times during the term of the Credit Facility, subject to the approval of the lenders and the Administrative Agent.

Borrowings under the Credit Agreement bear interest at a floating rate equal to Term SOFR or Daily Simple SOFR (in each case as defined in the Credit Agreement), plus an applicable margin between 1.45% and 2.30% per annum, or if selected by the Company, a base rate plus an applicable margin between 0.45% and 1.30% per annum. The “applicable margins” described above are determined by a schedule based on the leverage ratio of the Company, as defined in the Credit Agreement. The Credit Agreement also provides for customary fees including commitment fees payable to each lender ranging from 0.20% to 0.35% per annum based on the Company’s leverage ratio of the unused portion of the Credit Facility and other customary fees.

The Credit Agreement contains customary affirmative and negative covenants, including, among other matters, limitations on the Company’s ability to grant liens, incur additional debt, pay dividends, redeem its common stock, make certain investments, issue certain equity securities, engage in transactions with affiliates and engage in certain merger, consolidation or asset sale transactions, subject to certain exceptions. The Credit Agreement also requires the Company to maintain: (i) a maximum leverage ratio range from between 60% to 65% as of the last day of any fiscal quarter, based upon the ratio of debt to total capitalization of the Company and its subsidiaries on a consolidated basis, and subject to adjustment upon certain triggering events, (ii) a minimum interest coverage ratio of not less than 1.50 to 1.00 for any four fiscal quarter period, based upon the ratio of EBITDA to cash interest expense of the Company and its subsidiaries on a consolidated basis, (iii) a consolidated tangible net worth of not less than the sum of approximately $1.75 billion, plus 50% of the net proceeds of any issuances of equity interests of the Company after June 30, 2024, plus 50% of the amount of quarterly net income of the Company and its subsidiaries, after June 30, 2024, (iv) liquidity of not less than $40 million as of the last day of any fiscal quarter for the Company and its subsidiaries on a consolidated basis, and (v) a risk asset ratio of not more than 1.50 to 1.0 as of the last day of any fiscal quarter, based upon the ratio of the book value of all risk assets owned by the Company and its subsidiaries to the Company’s tangible net worth, subject to certain exceptions.

The Credit Agreement also contains customary events of default, including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other agreements, breach of any financial covenant and change of control. Upon the occurrence and during the continuance of any event of default, the Administrative Agent, with the consent or at the direction of the required lenders, may accelerate the payment of the obligations thereunder and exercise various other customary default remedies.

U.S. Bank National Association served as sole book runner; U.S. Bank National Association, BofA Securities, Inc., JPMorgan Chase Bank, N.A., Fifth Third Bank, National Association and PNC National Association served as joint bookrunners; Bank of America, N.A., JPMorgan Chase Bank, N.A. and BMO Bank N.A. served as co-syndication agents for the Credit Facility and Fifth Third Bank, National Association, PNC Bank, National Association and Zions Bancorporation, N.A. dba Vectra Bank Colorado served as co-documentation agents, for which they each received customary compensation. Certain of these parties, as well as the Administrative Agent and certain of the other lenders and their respective affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its subsidiaries, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing description of the Credit Agreement is a summary of the material terms of such agreement, does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

As mentioned above, the Credit Agreement supersedes and replaces the Prior Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01.  Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1*
Credit Agreement, dated as of November 1, 2024, by and among Century Communities, Inc., the lenders party thereto, U.S. Bank National Association, as Administrative Agent, Bank of America, N.A., JPMorgan Chase Bank, N.A. and BMO Bank N.A., as Co-Syndication Agents, Fifth Third Bank, National Association, PNC Bank, National Association and Zions Bancorporation, N.A. dba Vectra Bank Colorado, as Co-Documentation Agents, and U.S. Bank National Association, as Sole Book Runner, and U.S. Bank National Association, BofA Securities, Inc., JPMorgan Chase Bank, N.A., Fifth Third Bank, National Association and PNC National Association, as Joint Lead Arrangers (filed herewith)

104	The cover page from this current report on Form 8-K, formatted in Inline XBRL

*
Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2024	CENTURY COMMUNITIES, INC.

	By:	/s/ J. Scott Dixon
Name: J. Scott Dixon
Title: Chief Financial Officer